Exhibit 99.1
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place 1650 Market Street P.O. Box 7716 Philadelphia, PA 19192-1550 215.761.1000
Contact:	Gregory Deavens, Investor Relations — (215) 761-6128
Wendell Potter, Media Relations — (215) 761-4450

CIGNA REPORTS SECOND QUARTER 2004 RESULTS
AND INCREASES FULL YEAR EARNINGS OUTLOOK

PHILADELPHIA, August 4, 2004 — CIGNA Corporation (NYSE: CI) today reported net income of $515 million, or $3.67 per share1, for the second quarter of 2004 compared with a net loss of $53 million, or $0.38 per share, for the same period last year. The increase primarily reflects gain recognition on the sale of CIGNA’s retirement benefits business and higher Health Care segment earnings. In addition, the year-over-year increase reflects a $286 million after-tax charge recorded in the second quarter of 2003 to strengthen certain reserves in the inactive run-off reinsurance business.

CIGNA’s income from continuing operations before realized investment results and special items2 was $246 million, or $1.75 per share, for the second quarter of 2004 versus $158 million, or $1.13 per share, for the second quarter of 2003. The increase primarily reflects higher earnings in the Health Care, Disability and Life, and International segments.

“Our second quarter earnings reflect a strong performance by all of our employee benefits businesses,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer. “The continued earnings improvement in our health care business reflects effective medical management, disciplined underwriting, expense reduction initiatives, and strong service results. Our medical management model continues to drive improved utilization results while delivering superior quality outcomes. Our continued strong execution of the fundamentals establishes a solid foundation for us to improve membership results.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of income from continuing operations before realized investment results and special items3 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	June 30, 2004	June 30, 2003	March 31, 2004

Income from continuing operations before realized
investment results and special items	$246	$158	$263
Realized investment gains, net	269	72	14
Special items,[3] net	-	(283)	(60)

Income (loss) from continuing operations	515	(53)	217
Cumulative effect of accounting change [4]	-	-	(139)

Net income (loss)	$515	$(53)	$78

Income from continuing operations before realized investment
results and special items, per share	$1.75	$1.13	$1.86

Income (loss) from continuing operations, per share	$3.67	$(0.38)	$1.54

Net income (loss), per share	$3.67	$(0.38)	$0.55

•

On April 1, 2004, the company completed the sale of its retirement benefits business for $2.1 billion in cash. Ultimately, the company expects to recognize a gain of approximately $800 million after-tax on the sale of this business, of which $267 million was recognized upon closing. The remaining portion of the gain was deferred and will be amortized over future periods at the rate that earnings from the sold business would have emerged. Gain amortization for the second quarter of 2004 totaled $22 million after-tax.

•	Realized investment gains, net of taxes, were $269 million for the second quarter of 2004 and included the $259 million gain on the sale of the retirement benefits business.

•	Consolidated revenues were $4.6 billion for both the second quarter of 2004 and the second quarter of 2003.

•

Consolidated unpaid claims and claim expenses were $4.14 billion at June 30, 2004 and $4.71 billion at December 31, 2003. Unpaid claims and related liabilities for CIGNA’s guaranteed cost, minimum premium, and retrospectively experience-rated health care products were $1.56 billion at June 30, 2004 and $1.88 billion at December 31, 2003. The decline in unpaid claims and related liabilities for health care products reflects the impact of favorable prior year claim development and lower membership.

•

During the second quarter, the company repurchased on the open market approximately 4.2 million shares of its stock for $284 million and approximately 836,000 shares for $56 million in July 2004. On July 28, 2004, CIGNA’s Board of Directors increased the company’s stock repurchase authority by $500 million. The company has approximately $730 million of remaining stock repurchase authority.

•

During the second quarter, CIGNA repurchased outstanding debt with a par value of approximately $76 million and paid an aggregate premium of $7 million in conjunction with the retirement of this debt. The debt retired included approximately $24 million maturing in 2007 and $52 million maturing in 2011.

•

Cash and short-term investments at the parent company group was approximately $1.5 billion at June 30, 2004. This compares to approximately $300 million at March 31, 2004. The sequential increase primarily reflects proceeds from the sale of the retirement benefits business.

•

In the second quarter of 2004, CIGNA completed the sale of its retirement benefits business and also realigned management responsibility for operations that provide case management and related services to workers’ compensation insurers and employers who self-fund workers’ compensation and disability benefits. To appropriately reflect the impact of these actions in its external disclosures, the company has changed its segment reporting as follows:

•	The sold retirement operations are now reported in the Run-off Retirement segment;

•	The corporate life insurance business (previously reported in the Retirement segment) was retained and is now reported in Other Operations; and

•	Results from the disability and workers’ compensation case management activities (previously reported in the Health Care segment) are now included in the Disability and Life segment.

The prior period results in this press release have been adjusted to reflect these changes. Proforma historical results reflecting these changes are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html).

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are income from continuing operations before realized investment results and special items, as applicable for each segment (see Exhibit 2).

Health Care

•

This segment includes HMO and Indemnity operations. HMO includes medical and dental managed care and specialty health care operations. Indemnity includes medical and dental indemnity products as well as group disability and life insurance products associated with certain experience-rated health care accounts. This segment’s adjusted earnings are summarized below:

Adjusted Segment Earnings (after-tax, dollars in millions):

	Second Qtr. 2004	Second Qtr. 2003	Change		First Qtr. 2004	Change

HMO	$149	$66	126%		$141	6%
Indemnity	26	3	767%		39	(33)%

Total Segment	$175	$69	154%		$180	(3)%

Segment Margin, After-Tax [5]	5.8%	2.0%	380	bps	5.8%	-

•

The year-over-year increase in adjusted HMO earnings primarily reflects lower operating expenses, continued strong execution of CIGNA’s medical management model, increased specialty health care results, and favorable prior year claim development, partially offset by lower membership. Second quarter 2004 HMO results include $32 million after-tax of earnings from favorable prior year claim development.

•

The year-over-year increase in adjusted Indemnity earnings primarily reflects improved underwriting and medical cost results in the experience-rated and guaranteed cost businesses, partially offset by lower membership. The sequential decline in adjusted Indemnity earnings mainly reflects lower membership and the impact of lower fees associated with the runout of cancelled business. Second quarter 2004 Indemnity results include $18 million after-tax of earnings from favorable prior year claim development.

Premiums and Fees (dollars in millions):

	Second Qtr. 2004	Second Qtr. 2003	Change	First Qtr. 2004	Change

HMO Premiums and Fees	$1,478	$1,670	(11)%	$1,488	(1)%
Indemnity Premiums and Fees	1,211	1,427	(15)%	1,298	(7)%

Total Premiums and Fees	$2,689	$3,097	(13)%	$2,786	(3)%

•	Total Health Care segment premiums and fees declined 13% year-over-year, primarily reflecting lower membership.

Medical Membership (in thousands):

	June 30, 2004	June 30, 2003	Change	March 31, 2004	Change

HMO	5,435	6,276	(13)%	5,486	(1)%
Indemnity (Estimated) [7]	4,595	5,746	(20)%	4,730	(3)%

Total Medical Membership	10,030	12,022	(17)%	10,216	(2)%

•	The decline in medical membership reflects the impact of case cancellations relative to new sales in the current quarter.

Disability and Life

•

This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business. Adjusted segment earnings (after-tax), and premiums and fees were as follows (dollars in millions):

	Second Qtr. 2004	Second Qtr. 2003	Change		First Qtr. 2004	Change

Adjusted Segment Earnings	$48	$39	23%		$40	20%
Premiums and Fees	$471	$432	9%		$475	(1)%
Segment Margin, After-Tax	8.2%	7.2%	100	bps	6.8%	140	bps

•	The year-over-year increase in adjusted Disability and Life earnings primarily reflects improved group life insurance results driven by favorable mortality and lower expenses.

•	Premiums and fees increased over the second quarter of 2003, reflecting solid sales results and strong persistency.

International

•

This segment includes CIGNA’s life and health insurance and employee benefits businesses operating in selected international markets. Adjusted segment earnings (after-tax) and premiums and fees were as follows (dollars in millions):

	Second Qtr. 2004	Second Qtr. 2003	Change	First Qtr. 2004	Change

Adjusted Segment Earnings	$20	$11	82%	$15	33%
Premiums and Fees	$252	$207	22%	$239	5%

•	The year-over-year and sequential increases in adjusted segment earnings primarily reflect growth in the life, accident and health insurance business, principally in Korea.

•	The increase in premiums and fees over second quarter 2003 levels primarily reflects growth in the life, accident and health insurance business and the expatriate benefits business.

Run-off Retirement

•

For the second quarter of 2004, this segment includes the amortized gain on the sale of the retirement benefits business and expenses associated with the runoff of this business. Prior periods reflect the results of the sold retirement operations. Adjusted segment earnings were as follows (after-tax, dollars in millions):

	Second Qtr. 2004	Second Qtr. 2003	Change	First Qtr. 2004	Change

Adjusted Segment Earnings	$29	$52	(44)%	$38	(24)%

•	The year-over-year decline in adjusted segment earnings reflects lower results due to the sale of the retirement benefits business, partially offset by the amortization of the deferred gain on sale.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA’s remaining operations are presented below (after-tax, dollars in millions):

	Second Qtr. 2004	Second Qtr. 2003	Change	First Qtr. 2004	Change

Run-off Reinsurance	$(13)	$(20)	35%	$(10)	(30)%
Other Operations	$18	$26	(31)%	$18	-
Corporate	$(31)	$(19)	(63)%	$(18)	(72)%

•

The year-over-year decline in Other Operations reflects lower corporate life insurance results and lower gain amortization on the sale of the individual insurance business. The increased loss in Corporate reflects the inclusion of overhead cost previously allocated to the sold retirement operations and debt redemption costs.

OUTLOOK

•

CIGNA increased its estimate for full year 2004 consolidated income from continuing operations before realized investment results and special items[2,6] to a range of $835 million to $875 million, or $5.95 to $6.25 per share, including $580 million to $610 million for the Health Care segment.

•

The company currently estimates third quarter 2004 consolidated income from continuing operations before realized investment results and special items to be in the range of $175 million to $195 million, or $1.25 to $1.40 per share, including $120 million to $130 million for the Health Care segment.

•	The outlook excludes the impact of any future share repurchase. Management will provide additional information about the outlook on CIGNA’s second quarter 2004 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call on which management will review second quarter 2004 results and provide full year and third quarter 2004 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis, except for the second quarter of 2003, which excludes common stock equivalents.

2.

Income from continuing operations before realized investment results and special items, which are identified and quantified in Note 3, is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and income from continuing operations. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income (loss) from continuing operations. See Exhibit 2 for a reconciliation, by segment, of second quarter 2004 and 2003 and first quarter 2004 GAAP income (loss) from continuing operations to income from continuing operations before realized investment results and special items.

3.

The special items included in net income (loss) and income (loss) from continuing operations, but excluded from income from continuing operations before realized investment results and special items, adjusted segment earnings and the calculation of segment margins are:

Second Quarter 2003

•	After-tax charge of $286 million to increase reserves related to the variable annuity death benefit product.

•

After-tax net benefit of $3 million reflecting a reduction in costs ($12 million) associated with the 2002 restructuring program (including gains on other postretirement benefits) and an after-tax restructuring charge ($9 million) to reflect the elimination of certain corporate staff positions.

First Quarter 2004

•	After-tax restructuring charge of $49 million related to CIGNA’s operational effectiveness review.

•

After-tax charge of $11 million related to the accounting for AICPA Statement of Position No. 03-01,Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. See Note 4 for additional information.

4.

This represents the cumulative effect of adopting AICPA Statement of Position (SOP) No. 03-01, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. This SOP requires recording liabilities for experience-rated pension policyholder contracts based on the fair value of associated pools of assets and recording unearned revenues on corporate universal life contracts. This accounting change primarily impacted the sold retirement benefits business and is reflected in the gain on sale of this business.

5.

Segment margins in this press release are calculated by dividing adjusted segment earnings (income from continuing operations before realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment were 5.8%, 2.4%, and 4.9% for the three months ended June 30, 2004, June 30, 2003, and March 31, 2004, respectively. Segment margins including special items for the Disability and Life segment were 8.2%, 7.4% and 6.6% for the three months ended June 30, 2004, June 30, 2003, and March 31, 2004, respectively.

6.

Information is not available for management to reasonably estimate income from continuing operations at this time. Third quarter and full year income from continuing operations will include realized investment results, which are not predictable, and special items. Special items for the year will reflect the impact of any ongoing volatility from derivatives accounting associated with a portion of the reinsurance liabilities from the sale of the retirement benefits business; and the special items recognized in the first quarter as described in Note 3. Other than these items, information is not available for management to reasonably estimate full year 2004 special items.

7.

Beginning in the second quarter of 2004, Indemnity membership includes shared administration and network lease services members. At June 30, 2004, there were approximately 26,000 members related to these products.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company’s earnings estimates for the third quarter and full year of 2004. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1. increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA’s health care operations, including increased use and costs of medical services;
2. increased medical, administrative, technology or other costs resulting from legislative and regulatory challenges to, and new regulatory requirements imposed on, CIGNA’s health care business;

3.   challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected;

4. risks associated with the amount and timing of gain recognition on the sale of CIGNA’s retirement benefits business;

5.  risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation challenging CIGNA’s businesses and the outcome of pending government proceedings;

6. heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA’s businesses, primarily the health care business;
7. significantly greater than expected reductions in medical membership;
8. significant changes in interest rates;
9. downgrades in the financial strength ratings of CIGNA’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;

10.  limitations on the ability of CIGNA’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

11.  inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

12.  adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA’s liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

13.  adjustments to the assumptions (including annuity election rates) used in estimating CIGNA’s assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

14.  significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA’s pension plan in future periods and the recognition of additional pension obligations;

15.  unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

16. significant deterioration in economic conditions, which could have an adverse effect on CIGNA’s operations and investments;
17. changes in federal income tax laws; and

18.  risk factors detailed in CIGNA’s Form 10-K for the fiscal year ended December 31, 2003 and Form 10-Q for the fiscal quarter ended March 31, 2004, including the Cautionary Statement in Management’s Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (Dollars in millions, except per share amounts)	Exhibit 1

[CIGNA Logo]

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

REVENUES (Excluding discontinued operations)
Premiums and fees	$3,507	$3,859	$7,131	$7,774
Net investment income	355	668	958	1,326
Other revenues (1)	356	(2)	830	356
Realized investment gains	415	109	436	78

Total	$4,633	$4,634	$9,355	$9,534

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
REALIZED INVESTMENT GAINS (LOSSES) AND SPECIAL ITEMS (2)
Health Care:
HMO operations	$149	$66	$290	$167
Indemnity operations	26	3	65	18

Total Health Care	175	69	355	185
Disability and Life	48	39	88	78
International	20	11	35	21
Run-off Retirement	29	52	67	97
Run-off Reinsurance	(13)	(20)	(23)	(35)
Other Operations	18	26	36	56
Corporate	(31)	(19)	(49)	(39)

Total	$246	$158	$509	$363

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care:
HMO operations	$149	$73	$288	$176
Indemnity operations	26	26	43	35

Total Health Care	175	99	331	211
Disability and Life	48	71	88	101
International	20	16	36	26
Run-off Retirement	291	58	323	101
Run-off Reinsurance	(16)	(296)	(25)	(312)
Other Operations	28	27	48	56
Corporate	(31)	(28)	(69)	(48)

Total	$515	$(53)	$732	$135

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains (losses) and special items	$1.75	$1.13	$3.61	$2.59
Realized investment gains, net of taxes	1.92	0.52	2.01	0.36
Special items, after-tax	-	(2.03)	(0.43)	(1.99)

Income (loss) from continuing operations	3.67	(0.38)	5.19	0.96
Income from discontinued operations, net of taxes	-	-	-	0.34

Income (loss) before cumulative effect of accounting change	$3.67	$(0.38)	$5.19	$1.30
Cumulative effect of accounting change, net of taxes	-	-	(0.98)	-

Net income (loss)	$3.67	$(0.38)	$4.21	$1.30

Weighted average shares (in thousands)	140,502	139,735	140,905	140,407

SHAREHOLDERS' EQUITY at June 30:			$4,272	$4,211

SHAREHOLDERS' EQUITY PER SHARE at June 30:			$31.09	$30.03

(1)

Includes certain pre-tax derivative losses recorded in run-off reinsurance operations ($29 million for the second quarter and $60 million for the six months of 2004; $312 million for the second quarter and $256 million for the six months of 2003) and experience-rated pension trading portfolio gains recorded in run-off retirement operations prior to sale ($165 million for the six months of 2004). These results are offset by amounts included in benefits, losses and settlement expenses. In addition, other revenues include pre-tax gain amortization ($33 million for the second quarter and six months of 2004).

(2)

See Exhibit 2 for a reconciliation of income (loss) from continuing operations before realized investment gains (losses) and special items to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP).

CIGNA Corporation Supplemental Financial Information Income (Loss) from Continuing Operations Before Realized Investment Gains (Losses) and Special Items (Dollars in millions, except per share amounts)	Exhibit 2

			Health Care

	HMO		Indemnity		Total		Disability & Life		International		Run-off Retirement
Three Months Ended June 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$149	$73	$26	$26	$175	$99	$48	$71	$20	$16	$291	$58
Realized investment results, net of taxes	-	(1)	-	(18)	-	(19)	-	(31)	-	(5)	(262)	(6)
Special items, after-tax:
Restructuring items, net	-	(6)	-	(5)	-	(11)	-	(1)	-	-	-	-
Charge for guaranteed minimum death benefit contracts	-	-	-	-	-	-	-	-	-	-	-	-

Income (loss) from continuing operations before realized investment gains (losses) and special items	$149	$66	$26	$3	$175	$69	$48	$39	$20	$11	$29	$52

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Three Months Ended June 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003**

Income (loss) from continuing operations*	$(16)	$(296)	$28	$27	$(31)	$(28)	$515	$(53)	$3.67	$(0.38)
Realized investment results, net of taxes	3	(10)	(10)	(1)	-	-	(269)	(72)	(1.92)	(0.52)
Special items, after-tax:
Restructuring items, net	-	-	-	-	-	9	-	(3)	-	(0.02)
Charge for guaranteed minimum death benefit contracts	-	286	-	-	-	-	-	286	-	2.05

Income (loss) from continuing operations before realized investment gains (losses) and special items	$(13)	$(20)	$18	$26	$(31)	$(19)	$246	$158	$1.75	$1.13

			Health Care

	HMO		Indemnity		Total		Disability & Life		International		Run-off Retirement
Six Months Ended June 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$288	$176	$43	$35	$331	$211	$88	$101	$36	$26	$323	$101
Realized investment results, net of taxes	(1)	(1)	(3)	(10)	(4)	(11)	(1)	(22)	(1)	(5)	(267)	(4)
Special items, after-tax:
Restructuring items, net	3	(8)	25	(7)	28	(15)	1	(1)	-	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	-	-	-	-	11	-
Charge for guaranteed minimum death benefit contracts	-	-	-	-	-	-	-	-	-	-	-	-

Income (loss) from continuing operations before realized investment gains (losses) and special items	$290	$167	$65	$18	$355	$185	$88	$78	$35	$21	$67	$97

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Six Months Ended June 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$(25)	$(312)	$48	$56	$(69)	$(48)	$732	$135	$5.19	$0.96
Realized investment results, net of taxes	2	(9)	(12)	-	-	-	(283)	(51)	(2.01)	(0.36)
Special items, after-tax:
Restructuring items, net	-	-	-	-	20	9	49	(7)	0.35	(0.05)
Charge for SOP 03-01	-	-	-	-	-	-	11	-	0.08	-
Charge for guaranteed minimum death benefit contracts	-	286	-	-	-	-	-	286	-	2.04

Income (loss) from continuing operations before realized investment gains (losses) and special items	$(23)	$(35)	$36	$56	$(49)	$(39)	$509	$363	$3.61	$2.59

*	Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP).
**

Because of the overall loss from continuing operations for the three months ended June 30, 2003 (including the special items above), the number of shares used to compute EPS for the quarter does not reflect the dilution caused by stock options and restricted stock grants. Such common stock equivalents (approximately 1.0 million shares) are excluded from the computation since their effect would decrease CIGNA’s reported loss per share. If they were included in the computation of per share amounts, income from continuing operations before realized investment gains (losses) and special items would have been $1.12 per share for the three months ended June 30, 2003.